Exhibit 99.1

Silverstar Holdings Announces Preliminary Third Quarter 2007 Results and Provides Guidance for Fourth Quarter 2007

Reports Quarterly Revenue Growth of 190% Compared to Third Quarter 2006

Fourth Quarter 2007 Guidance of $10.5 to $12.5 Million Sales and EBITDA of $2.2 to $3.5 Million

BOCA RATON, Fla., April 25, 2007 (PRIME NEWSWIRE) -- Silverstar Holdings, Ltd. (NasdaqCM:SSTR - News) today announced preliminary results for its third quarter ending March 30, 2007. The Company anticipates that it will release final results for the third quarter during the second week of May.

For the third quarter of 2007 the Company, subject to its review and filing its 10-Q, expects revenues between $4.3 and $4.5 million, which represents growth of approximately 190% compared to the third quarter 2006. A substantial portion of the growth is attributable to the business of Empire Interactive which was acquired in December 2006. The Company anticipates an operating loss of $2.5 million and an EBITDA loss of approximately $400,000. This operating loss includes $1.9 million of amortization of intangibles, $90,000 non-cash stock compensation charges and $150,000 in non-recurring expenses all of which are related to the acquisition of Empire Interactive, PLC. Proforma operating income and EBITDA without these charges would be ($400,000) and ($150,000) respectively. During the quarter, the Company released four titles as compared to two titles in the third quarter of 2006.

Silverstar also issued guidance for its fourth quarter ending June 2007. It anticipates revenues between $10.5 and $12.5 million. This represents a 2,000% increase in revenues from $470,000 in the 2006 quarter. Operating income is expected to range between $400,000 and $1.7 million and EBITDA projected to be between $2.2 and $3.5 million. Included in the operating income is $800,000 of amortization of intangibles related to the Empire Acquisition.

The Company expects to release 12 titles in the fourth quarter which include such high profile games as FlatOut Ultimate Carnage, The Shield and Lucinda Green’s Equestrian Challenge. Clive Kabatznik, CEO of Silverstar Holdings said, “The preliminary results for third quarter of 2007 and more particularly the guidance for the fourth quarter of 2007 reflect the contribution made by Empire Interactive which the Company acquired in December 2006. The fourth quarter numbers are predicated on the successful launch of FlatOut Ultimate Carnage for the Xbox 360. Currently we anticipate the game to be released in June.”

The Company will hold a conference call to discuss its progress and third quarter results once it has filed its 10-Q in this regard.

About Silverstar Holdings:

Silverstar Holdings, Ltd. is a publicly traded Company (NasdaqCM:SSTR - News), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Empire Interactive, PLC and Strategy First, Inc.

Empire Interactive is a leading publisher of interactive entertainment software games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First is a leading developer and worldwide publisher of entertainment software for the PC.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:
Alliance Advisors, LLC Alan Sheinwald, President (914) 669-0222 asheinwald@allianceadvisors.net